UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-11/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RW Holdings NNN REIT, Inc.

(Exact name of registrant as specified in its charter)

3080 Bristol Street, Suite 500 Costa Mesa, CA 92626 (855) 742-4862

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harold Hofer Chief Executive Officer RW Holdings NNN REIT, Inc. 3080 Bristol Street, Suite 500 Costa Mesa, CA 92626 (855) 742-4862	With copies to: Shelly Heyduk, Esq. O’Melveny & Myers LLP 610 Newport Center Drive, Suite 1700 Newport Beach, CA 92660 (949) 823-7968
(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-205684

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to the Registration Statement (Registration No. 333-205684) of RW Holdings NNN REIT, Inc. is filed pursuant to Section 462(d) of the Securities Act of 1933, as amended, solely to add exhibits to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b) Exhibits: The following exhibits are filed as part of this Registration Statement.

Exhibit	Description
3.3	Articles of Amendment, effective August 14, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed August 17, 2017)
3.4	Articles of Amendment, effective August 14, 2017 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed August 17, 2017)
3.5	Articles Supplementary, effective August 14, 2017 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed August 17, 2017)
3.6	Certificate of Notice, dated August 11, 2017 (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K, filed August 17, 2017)
3.7	Articles of Amendment, effective August 14, 2017 (incorporated by reference to Exhibit 3.5 to the Company’s Current Report on Form 8-K, filed August 17, 2017)
10.7	Second Amended and Restated Advisory Agreement between RW Holdings NNN REIT, Inc., Rich Uncles NNN REIT Operator, LLC and Rich Uncles, LLC, dated August 11, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed August 17, 2017)
10.8	Amended and Restated Agreement of Limited Partnership of Rich Uncles NNN Operating Partnership, LP between RW Holdings NNN REIT, Inc. and Rich Uncles NNN LP, LLC, dated August 11, 2017 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed August 17, 2017)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Registration Statement on Form S-11 and has duly caused this Post-Effective Amendment No. 4 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on August 30, 2017.

RW HOLDINGS NNN REIT, INC. (Registrant)

By:	/s/ Jean Ho
	Name:	Jean Ho
	Title:	Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement on Form S-11 has been signed by the following persons in the capacities and on the dates indicated.

Date:	August 30, 2017	By:	/s/ Harold C. Hofer
			Name:	Harold C. Hofer
			Title:	Chief Executive Officer and Director (Principal Executive Officer)

Date:	August 30, 2017	By:	/s/ Harold C. Hofer
			Name:	Raymond E. Wirta*
			Title:	Chairman of the Board and Director

Date:	August 30, 2017	By:	/s/ Harold C. Hofer
			Name:	John Wang*
			Title:	Director

Date:	August 30, 2017	By:	/s/ Jean Ho
			Name:	Jean Ho
			Title:	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)

Date:	August 30, 2017	By:	/s/ Harold C. Hofer
			Name:	Jeffrey Randolph*
			Title:	Director

Date:	August 30, 2017	By:	/s/ Harold C. Hofer
			Name:	Vipe Desai*
			Title:	Director

Date:	August 30, 2017	By:	/s/ Harold C. Hofer
			Name:	Jonathan Platt*
			Title:	Director

Date:	August 30, 2017	By:	/s/ Harold C. Hofer
			Name:	David Feinleib*
			Title:	Director

* By Harold C. Hofer, attorney in fact